Issuer Free Writing Prospectus

Filed under Rule 433

Registration Statement No. 333-224017

Pricing Term Sheet

Merck & Co., Inc.

March 5, 2019

2.900% Notes due 2024

3.400% Notes due 2029

3.900% Notes due 2039

4.000% Notes due 2049

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary prospectus supplement dated March 5, 2019.

Expected Ratings of the Notes:*	A1 Moody’s / AA S&P (both stable)

Trade Date:	March 5, 2019

Settlement Date:	March 7, 2019 (T+2)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Citigroup Global Markets Inc.

Co-Managers:	Credit Suisse Securities (USA) LLC, Mizuho Securities USA LLC, BBVA Securities Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc., SMBC Nikko Securities America, Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, Academy Securities, Inc., Blaylock Van, LLC

Title:	2.900% Notes due 2024	3.400% Notes due 2029	3.900% Notes due 2039	4.000% Notes due 2049

Size:	$750,000,000	$1,750,000,000	$1,000,000,000	$1,500,000,000

Maturity:	March 7, 2024	March 7, 2029	March 7, 2039	March 7, 2049

Interest Payment Dates:	March 7 and September 7, commencing September 7, 2019	March 7 and September 7, commencing September 7, 2019	March 7 and September 7, commencing September 7, 2019	March 7 and September 7, commencing September 7, 2019

Coupon:	2.900%	3.400%	3.900%	4.000%

Benchmark Treasury:	2.375% due February 29, 2024	2.625% due February 15, 2029	3.375% due November 15, 2048	3.375% due November 15, 2048

Treasury Yield:	2.531%	2.717%	3.076%	3.076%

Spread to Benchmark Treasury:	T+43 bps	T+75 bps	T+90 bps	T+100 bps

Yield to Maturity:	2.961%	3.467%	3.976%	4.076%

Price to Public:	99.718%	99.438%	98.958%	98.691%

Underwriting Discount:	35 bps	45 bps	75 bps	80 bps

Make-Whole Call:	We may, at our option, redeem some or all of the 2024 notes, the 2029 notes, the 2039 notes or the 2049 notes prior to the applicable Par Call Date at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Reinvestment Rate plus 10 basis points with respect to the 2024 notes, the Reinvestment Rate plus 12.5 basis points with respect to the 2029 notes, the Reinvestment Rate plus 15 basis points with respect to the 2039 notes and the Reinvestment Rate plus 15 basis points with respect to the 2049 notes, plus, in each case, any interest accrued but not paid to the date of redemption.

Par Call:

We may redeem the 2024 notes, the 2029 notes, the 2039 notes or the 2049 notes, on or after the applicable Par Call Date, in whole, or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2024 notes, the 2029 notes, the 2039 notes or the 2049 notes, plus any interest accrued but not paid to the date of redemption.

The term “Par Call Date” means February 7, 2024, the date that is one month prior to the maturity of the 2024 notes, December 7, 2028, the date that is three months prior to the maturity of the 2029 notes, September 7, 2038, the date that is six months prior to the maturity of the 2039 notes and September 7, 2048, the date that is six months prior to the maturity of the 2049 notes.

CUSIP:	58933YAU9	58933YAX3	58933YAV7	58933YAW5
ISIN:	US58933YAU91	US58933YAX31	US58933YAV74	US58933YAW57

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a preliminary prospectus supplement and registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement, and other documents the issuer has filed with the SEC and that are incorporated by reference into the preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649. This pricing term sheet supplements the preliminary prospectus supplement issued by Merck & Co., Inc. on March 5, 2019 relating to its prospectus dated March 29, 2018.

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